Exhibit 10.10

ASSET USE AGREEMENT

This Asset Use Agreement (“Use Agreement”) is made and entered into as of the 1st day of August, 2006, by and between West Central Cooperative (“West Central”), a cooperative association organized and existing under the laws of the state of Iowa, with offices at Ralston, Iowa, and Renewable Energy Group, Inc. (“REG”), a corporation organized and existing under the laws of the state of Delaware, with offices at Ralston, Iowa.

RECITALS: West Central, REG, LLC (f/k/a Renewable Energy Group, LLC) (“REG, LLC”), and InterWest, L.C. (“InterWest”) have contributed assets from their respective biodiesel operations to REG, forming REG to combine and expand upon their collective strengths in the biodiesel business (the “Business” of REG). A number of West Central personnel are moving to employment by REG. West Central may provide certain corporate services to REG to facilitate the operation of its Business. West Central may lease certain of its employees to REG on a part or full time basis.

West Central also has been requested to make available certain of its assets for use by REG. West Central and REG have agreed upon the general terms and conditions under which West Central would make available such assets, and the parties wish to set forth such agreement in writing in this Use Agreement.

NOW, THEREFORE , in consideration of the foregoing, and the respective covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assets to be Used by REG. Upon the terms and conditions set forth herein, West Central agrees to provide to REG the use of certain assets (the “Assets” which are listed on Exhibit A attached hereto as the same may be amended by the parties from time to time. To the extent it is discovered that there were assets used by both West Central in its non-biodiesel operation, and by West Central, REG, LLC or InterWest in the biodiesel business and not being conveyed to REG nor listed on the Exhibit A attached hereto, the parties agree to amend Exhibit A where appropriate to include such additional assets.

2. Sharing of Costs Based Upon Proportionate Use; No Additional Rental Compensation. REG, in consideration of the use of the Assets granted herein (“Asset Use”), agrees to pay West Central REG’s share of costs associated with the use of the Assets based upon the parties’ respective use of such Assets. West Central agrees that it shall not receive any additional rental consideration beyond the sharing of costs as set out herein.

Exhibit A attached hereto provides a listing of and further information regarding the Assets. Exhibit B attached hereto provides historical information on how the Assets have been used for biodiesel, and for other applications by West Central. The parties agree that costs incurred with respect to the use of the Assets shall continue to be separately maintained by the different asset categories, so as to allow for identification of the varying usages, differing costs, and an appropriate sharing of costs based upon the expenses incurred and the usage of the parties. It is the intent of the parties that all costs associated with the Assets covered hereunder shall be included in the allocation of costs (“Allocated Costs”) between the parties, and including reimbursement for depreciation. The parties agree that the method of depreciation for existing Assets at the commencement of this Use Agreement shall be based upon the method presently being utilized upon the financial records of West Central. In the event additional Assets are added to the coverage of this Use Agreement after the commencement of its term and REG does not pay its proportionate share of the purchase cost, the method and calculation of depreciation shall also be based upon the method utilized for financial (rather than tax) reporting purposes for West Central, with the resulting annual charge to depreciation to be treated as a cost to be shared hereunder.

3. Payment. West Central will invoice REG at the end of each month for REG’s Allocated Costs with respect to its Asset Use. REG’s payment of all undisputed amounts will be made within twenty (20) days of receipt of the bill. If a payment amount not disputed by REG in good faith is not received by West Central by such due date, then a late payment charge equal to 1.0% per month will be paid by REG on all undisputed payment amounts due but not received by West Central on or before the due date. If REG disputes in good faith any amounts invoiced by West Central hereunder, REG will promptly so notify West Central in writing of the nature of such dispute and the affected portion of the invoiced amount. The parties will work together to resolve such dispute. REG will continue to pay all amounts not in dispute, and West Central will continue to perform hereunder during the time that the parties work to resolve such dispute, and including arbitration of the issue as provided for herein.

4. Use of Assets. REG agrees to use and operate the Assets only in conjunction with its Business, unless otherwise agreed upon by mutual written consent.

5. Commencement Date, Term and Termination. The obligations of West Central and REG under this Use Agreement shall commence on the 1st day of August, 2006 (the “Effective Date”), and continue for so long as the Ground Lease Among West Central Cooperative and Renewable Energy Group, Inc. dated the 1st day of August, 2006 (the “Ground Lease”), shall be in force (subject to early termination as set out hereafter).

6. Possession. West Central agrees to give REG possession of the Assets upon execution of this Use Agreement. REG understands that REG’s use of the Assets is not exclusive, and in such case the parties agree to work together to coordinate the use of such Assets, to maximize the benefit of the arrangements for both parties.

7. Condition of Assets. REG agrees to accept the Assets in an “as is” condition without any further responsibilities on the part of West Central for any repairs or alterations to them.

8. Maintenance, Repairs, and Replacement. This Use Agreement places all initial responsibility for maintenance, replacement and repair of the Assets upon West Central. Without limiting the generality thereof, West Central shall initially be responsible for replacement, repair and maintenance of the Assets. West Central shall keep the Assets in good condition and satisfactory working order at all times, shall pay all operation and maintenance expenses for the Assets during the term of the Use Agreement, and make, at its expense, any and all repairs, and replace as necessary. REG shall contribute to such costs, expenses, and replacement based upon the parties’ respective use of the Assets, as set out herein.

9. Retirement or Trade-In of Assets. In the event that REG determines that a particular Asset is of no further use to REG, then upon reasonable notice furnished by REG to West Central, possession of such Asset shall be returned to West Central, and all of the rights and obligations of REG with respect to such Asset shall cease as of such date. Should West Central desire to “trade in” or replace one or more of the Assets still being used by REG, then such trade in, payment for replacement property, future use and compensation therefore hereunder shall be upon such terms as may mutually be agreed between West Central and REG.

10. Utilities and Services. Unless otherwise agreed, West Central shall during the term of this Use Agreement, initially shall pay, before delinquency, all charges for use of water, sewer, gas, heat, electricity, power, air conditioning, garbage disposal, trash disposal and not limited by the foregoing all other utilities and services of whatever kind and nature which may be used in or upon the Assets (other than telephone and internet). REG shall contribute to such costs of utilities and services based upon the parties’ respective use of the Assets, as set out herein.

11. Compliance with Laws. West Central and REG shall comply with any and all laws, statutes, ordinances and regulations, federal, state, county or municipal, now or hereafter in force, applicable to the Assets relating to the use thereof or to the making of repairs thereto or of changes or alterations thereto.

12. Property Taxes. West Central agrees to initially and on a timely basis pay all taxes, assessments or other public charges levied or assessed by lawful authority (“Tax Assessments”) (but reasonably preserving rights of appeal) against the Assets during the term of this Use Agreement. REG shall contribute to such Tax Assessments based upon the parties’ respective use of the Assets, as set out herein.

13. Improvements, Alterations and Liens. REG shall make no alterations to the Assets without West Central’s prior written consent. Any changes made by REG shall become and remain the property of West Central and a part of the Assets unless otherwise agreed in writing by the parties. REG covenants and agrees that it has no power to incur any indebtedness giving a right to a lien of any kind or character upon the right, title and interest of West Central in and to the Assets covered by this Use Agreement and that no person shall be entitled to any lien directly or indirectly derived through or under it, or its agents or servants, or on account of any act or omission of REG, which lien would be superior to the interest in this Use Agreement reserved to West Central.

14. Damage or Destruction of Assets. If an Asset or Assets shall be damaged in whole or in part by fire or other cause, West Central and REG shall mutually determine if the damages shall be repaired and restored, the allocation of costs of any repair or replacement, and adjustment to the Compensation to be paid with respect to such Asset(s). If the parties determine that the Asset(s) are to be repaired, any insurance proceeds receivable by either party as a result of such loss shall be paid towards the necessary repairs or costs of restoration (up to the cost of such expenses), with the parties to determine their respective contribution to any expenses not covered by insurance proceeds received. If the parties conclude such Asset(s) will not be repaired, all insurance proceeds will be divided between the parties in the same ratio as expenses with respect to such Asset(s) had been shared, and the parties obligations under this Use Agreement with respect to such Asset(s) shall cease.

15. Insurance and Indemnity. It is agreed by the parties:

A.	Fire and Extended Coverage Insurance. During the term of this Use Agreement, West Central agrees to pay the initial cost of maintaining fire and extended coverage insurance upon the Assets in an amount equal to the replacement cost of the Assets, such coverage to be provided by the insurance companies presently writing insurance for West Central, or with such other insurance company or companies as may be agreed to by the parties. Amounts of coverage shall be reviewed annually, and adjusted to cover any increase or decrease in the replacement cost of the Assets. Such policy or policies of insurance shall be so drawn and shall contain such provisions as will protect both West Central and REG as their respective interests appear. REG shall contribute to the cost of such insurance coverage based upon the parties’ respective use of the Assets, as set out herein.

B.	Personal Injury and Property Damage Insurance. Each party shall obtain and maintain in force public liability insurance, including property damage, with satisfactory insurance companies, insuring against liability for injury to persons or property arising out of the maintenance or use of the Assets, including specifically comprehensive general liability insurance (which includes, but is not limited to, contractual liability coverage), and environmental liability insurance (including clean-up costs) for pollution events, each to provide coverage for claims for bodily injury and property damage with limits of at least $1,000,000.00 per occurrence. Such policy or policies shall name the party seeking the coverage as insured, and the other party as an additional insured.

C.	Proof of Coverages. Such policies shall provide for thirty (30) days prior written notice to the parties of any cancellation or material change. Upon request, the party responsible for procuring insurance shall provide the other party with copies of policies or certificates thereof, evidencing coverage being provided hereunder.

D.	Waiver of Subrogation. West Central and REG each hereby waive any and all rights of recovery against the other, its officers, employees and agents, occurring on or arising out of the use of the Assets to the extent such loss or damage is covered by proceeds received from insurance required under this Use Agreement to be carried by the other party. This waiver of subrogation provision shall be limited to (i) loss or damage to the property of West Central and REG, and (ii) the officers and employees of West Central and REG. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation to an insurance company, West Central and REG agree immediately to give to each insurance company providing a policy as described herein, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

E.	Indemnification. A party (“Indemnifying Party”) shall indemnify and save harmless the other party (“Indemnified Party”) from and against any and all liability, damage, penalties or judgments arising from injury to person or property sustained by anyone in and about the Assets resulting from any act or acts or omission or omissions of the Indemnifying Party, or the Indemnifying Party’s officers, agents, employees, visitors or licensees. The Indemnifying Party shall, at its own cost and expense, defend any and all suits or actions which may be brought against the Indemnified Party or in which the Indemnified Party may be impleaded with others upon any such above-mentioned matter or claim.

16. Sale or Other Transfer by REG Prohibited. This is an agreement for the use of Assets only, and nothing herein shall be construed as conveying to REG any right, title or interest in or to any Assets except as set out hereunder. REG authorizes West Central to execute and file financing statements and other related documents to reflect the continued ownership of the Assets in West Central, subject only to the Use Agreement being executed by the parties. REG shall have no right to sell, trade, or otherwise transfer the Assets.

17. Surrender; End of Term. Upon the expiration of the term of this Use Agreement, REG shall surrender to West Central any of the Assets in REG’s possession in good order and condition, ordinary wear excepted.

18. Assignment or Sublease. Except for an assignment to any successor, assignee or transferee of REG pursuant to a Permitted Transfer (as defined in the Ground Lease) which shall not require West Central’s consent, REG shall not assign this Use Agreement or sublease the Assets or any portion thereof without West Central’s prior written consent, which shall not be unreasonably withheld. In the event of any assignment or subletting in violation of this paragraph, West Central may either (i) treat such action as null and void and of no force and effect, or (ii) declare any unpaid balance of rental due for the remaining term of this Use Agreement immediately due and payable, or (iii) treat such assignment or subletting or subleasing as a default, exercising its rights in the event of default as set out herein.

19. Independent Status. Subject to the terms and conditions of this Use Agreement, West Central will provide for the Asset Use by REG as set out in this Use Agreement as an independent contractor and as an agent with such authority as is necessary to provide the Asset Use herein provided. Nothing in this Use Agreement or in the course of dealing by the parties hereunder shall be construed to constitute REG and West Central as partners, joint venturors, or as guarantors for one another or as authorizing either party to obligate the other in any manner except as is necessary for West Central to provide for the Asset Use provided for hereunder.

20. Early Termination. Notwithstanding the provisions of Section 5 hereof, this Use Agreement may be terminated in accordance with the following provisions:

A.	Upon mutual agreement of the parties.

B.	REG shall have the option to terminate this Agreement upon not less than one hundred eighty (180) days prior written notice.

C.	A party hereto may (but is not required to) terminate this Use Agreement if the other party breaches any provision of this Use Agreement and fails to remedy such breach within thirty (30) days after delivery of written notice from the non-breaching party describing the alleged breach and the proposed remedy (provided that, if the nature of such default is such that the same cannot be cured within such 30-day period, a party shall not be deemed to be in default if such party shall within such period commence such cure and thereafter diligently prosecute the same to completion).

D.	Either party hereto may terminate this Use Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature, (ii) makes a general assignment for the benefit of its creditors, (iii) files a voluntary petition for bankruptcy, or (iv) applies for the appointment of a receiver or trustee for all or substantially all of its assets or permits the appointment of any such receiver or trustee who is not discharged within a period of one hundred eighty (180) days after such appointment.

E.	Notwithstanding any termination of this Use Agreement, the obligations and rights of the parties which have accrued as of the time of such termination shall survive.

21. Remedies in the Event of Default. Where a party commits a material breach of this Use Agreement (“Breaching Party”), and:

A.	If except as set out herein such material breach continues beyond the allowable cure period after the receipt of written demand for cure of such breach by the party not in breach (“Non-Breaching Party”) as set out in Section 20(B) hereof; or

B.	If such material breach cannot be cured within such period and the Breaching Party does not within such cure period start to cure the breach and thereafter proceed diligently with the cure thereof,

then the Non-Breaching Party may terminate this Use Agreement and may recover its money damages allowable hereunder and caused by such material breach (including arbitration fees, court costs, litigation expenses, and reasonable attorney fees) on written notice and demand to the Breaching Party for payment. Such payment shall be without prejudice to any other right or remedy that the Non-Breaching Party may have against the Breaching Party under this Use Agreement, at law or in equity, including injunctive relief and rights of specific performance.

22. Arbitration. Should any controversy, claim, dispute or difference arise between the parties hereunder, out of or relating to this Use Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, then each and every such controversy, claim, dispute or difference shall be submitted and settled by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, and shall be conducted in Des Moines, Iowa. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court of competent jurisdiction.

23. Limited Warranty. West Central represents that the Assets are in reasonable working order as of the Effective Date of this Use Agreement. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, WEST CENTRAL MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS THE USE OF WHICH IS BEING PROVIDED HEREUNDER.

24. Access to Books and Records. This Use Agreement provides for reimbursement by REG of various expenses of West Central with respect to the operation of Assets, the use of which is being shared hereunder. For that reason, West Central agrees to make available those portions of its books and records for inspection and copying which are reasonably necessary for purposes of verifying appropriate amounts of reimbursement, and West Central’s compliance with its obligations hereunder.

25. Force Majeure. Any failure or delay by either party in performing its obligations under this Use Agreement shall be excused if such failure or delay is due to causes beyond its reasonable control, including, without limitation, acts of God, governmental acts or omissions, war, riot, vandalism, sabotage, fires, floods, strikes, labor disputes, mechanical breakdowns, shortages or delays in obtaining suitable parts or equipment, or interruption of utility services.

26. Miscellaneous.

A.	Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Use Agreement must be in writing and delivered personally against written receipt, by reputable overnight courier, by telecopy or facsimile or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

If to REG, to:	Renewable Energy Group, Inc.
406 1st Street, PO Box 128
Ralston, IA 51459
Attn: CFO

If to West Central, to:	West Central Cooperative
406 1st Street, PO Box 68
Ralston, IA 51459
Attn: CEO

Any such notice or other communication will be deemed to have been given; (a) if personally delivered, when so delivered, against written receipt; (b) if sent by reputable national overnight courier, three (3) business days after being so sent with confirmation of receipt; or (c) if mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth above, upon confirmation of receipt. Any notice, request, demand, claim or other communication given hereunder using any other means (including ordinary mail or electronic mail) shall not be deemed to have been duly given unless and until such notice, request, demand, claim or other communication actually is received by the individual for whom it is intended.

B.	Governing Law. This Use Agreement shall be governed, construed and enforced in accordance with the laws of the State of Iowa, notwithstanding any conflicts-of-law doctrines or laws of any jurisdiction to the contrary.

C.	Survival. The provisions of Section 15(E) of this Service Contract shall indefinitely survive the expiration and termination of this Use Agreement.

D.	Successors and Assigns. This Use Agreement shall be binding upon, and shall inure to the benefit of, the parties and their permitted successors and assigns.

E.	Counterparts. This Use Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

F.	No Strict Construction. This Use Agreement shall not be interpreted in favor of or against either party on account of such party having drafted this Use Agreement.

G.	No Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Use Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

H.	Covenant of Further Cooperation. Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the provisions contained herein.

I.	Entire Agreement. This Use Agreement and the attached exhibits and schedules contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Use Agreement may not be modified or amended other than by an agreement in writing.

J.	Headings. The headings of the sections herein are inserted for convenience of reference only and shall be ignored in the construction and interpretation hereof.

K.	Conflicts, No Expansion or Limit of Other Rights. No term or provisions of this Use Agreement shall operate or be construed to expand, waive, release, limit or diminish any rights, remedies or recourse, REG or West Central may have against the other pursuant to the Stock Purchase Agreement of the Contribution Agreement executed by and between REG and West Central in connection therewith.

IN WITNESS WHEREOF , the parties hereto have executed this Asset Use Agreement by affixing their authorized signatures, the date and year first above written.

WEST CENTRAL COOPERATIVE			RENEWABLE ENERGY GROUP, INC.

By	/s/ JEFFREY STROBURG	CEO	By	/s/ NILE RAMSBOTTOM	President
		(Title)			(Title)